Exhibit 99.33
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North Valley Bancorp Announces New Stock Repurchase Program

July 31, 2002 - REDDING, CA - Mike Cushman, President and CEO of North Valley Bancorp (NASDAQ: NOVB), a multi-bank holding company with $612 million in assets, today announced that the Board of Directors has authorized a new common stock repurchase program. The program calls for the repurchase of up to 3.0% of the Company's outstanding shares, or approximately 140,000 shares, based on approximately 4,665,000 shares outstanding as of this date. This repurchase program is the fifth such plan announced since May of 2001. Pursuant to those repurchase plans, a total of 1,207,500 shares of common stock were repurchased by the Company.

         The repurchases will be made from time to time by the Company in the open market as conditions allow. All such transactions will be structured to comply with Securities and Exchange Commission Rule 10b-18 and all shares repurchased under this program will be retired. The number, price and timing of the repurchases shall be at the Company's sole discretion and the program may be re-evaluated depending on market conditions, liquidity needs or other factors. The Board of Directors, based on such re-evaluations, may suspend, terminate, modify or cancel the program at any time without notice.

         "As we have stated in the past, we are committed to utilizing our capital as effectively as possible. As a result, the Board of Directors has determined that this is an excellent investment opportunity and a proven method of enhancing shareholder value," stated Mr. Cushman.

         North Valley Bancorp is a multi-bank holding company headquartered in Redding, California. North Valley Bank operates eleven commercial banking offices in Shasta and Trinity Counties in Northern California including two in-store supermarket branches and a Business Banking Center. Six Rivers Bank operates seven commercial banking offices in Humboldt, Del Norte, and Mendocino Counties. North Valley Bancorp, through its two subsidiary banks, offers a wide range of consumer and business banking products and services. In addition to depository services, North Valley Bank and Six Rivers Bank engage in a full complement of lending activities including consumer, commercial and real estate loans, with particular emphasis on short and medium term loans and installment loans through the Dealer Finance Division. NVB has SBA Preferred Lender status, and both Banks provide investment services to their customers through an affiliated relationship.


Cautionary Statement: This release contains certain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those stated herein. Management's assumptions and projections are based on their anticipation of future events and actual performance may differ materially from those projected. Risks and uncertainties which could impact future financial performance include, among others, (a) competitive pressures in the banking industry; (b) changes in the interest rate environment; (c) general economic conditions, either nationally or regionally or locally, including fluctuations in real estate values; (d) changes in the regulatory environment; (e) changes in business conditions or the securities markets and inflation; (f) possible shortages of gas and electricity at utility companies operating in the State of California, and (g) the effects of terrorism, including the events of September 11, 2001, and thereafter, and the conduct of war on terrorism by the United States and its allies. Therefore, the information set forth herein, together with other information contained in the periodic reports filed by the Company with the Securities and Exchange Commission, should be carefully considered when evaluating the business prospects of the Company. North Valley Bancorp undertakes no obligation to update any forward-looking statements contained in this release.

For further information contact:
Michael J. Cushman                                 Edward J. Czajka
President & Chief Executive Officer       or       Executive Vice President &
(530) 226-2900  Fax (530) 221-4877                 Chief Financial Officer